Exhibit 21.1

Subsidiaries of NewAmsterdam Pharma Company N.V.

Legal Name	Jurisdiction of Incorporation
NewAmsterdam Pharma B.V.	Netherlands
NewAmsterdam Pharma Corporation	Delaware